KMPG
Three Embarcadero Center
San Francisco, CA 94111


                          Independent Auditors' Consent


The Board of Trustees and Shareholders
Rainier Investment Management Mutual Funds, Inc.:

We consent to the incorporation by reference of our report dated May 17, 1999, on the statement of assets and liabilities, including the schedules of investments, of Rainier Investment Management Mutual Funds, Inc. (comprised of Small/Mid Cap Equity, Core Equity, Balanced and Intermediate Fixed Income Portfolios) as of March 31, 1999, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for the periods indicated therein, in the Rainier Investment Management Mutual Funds, Inc.'s Post-Effective Amendment No. 7 to the Registration Statement No. 33-73792 on Form N-1A under the Securities Act of 1933 and Amendment No. 10 to the Registration Statement No. 811-8270 on Form N-1A under the Investment Company Act of 1940. We also consent to the incorporation by reference of our report in the Statement of Additional Information.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "General Information" in the Statement of Additional Information.

                                             /s/ KPMG LLP


San Francisco, California
July 16, 1999